Exhibit 8.2

London Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) +44 20 7427 3226 (Direct)
RELX PLC 1-3 Strand London WC2N 5JR United Kingdom	F +44 20 7108 3226 LDE No 23 E paul.davison@freshfields.com www.freshfields.com Doc ID \1 Our Ref 102868-0164

4 May 2018

Dear Sir/Madam

Registration Statement – UK tax opinion

1.	We are acting as advisers as to English law to RELX PLC (the Company), a public limited company incorporated under the laws of the England and Wales, with its registered office at 1-3 Strand, London WC2N 5JR, United Kingdom, in connection with the contemplated cross-border merger between the Company and RELX N.V., a public company with limited liability incorporated under the laws of the Netherlands, with its registered office at Radarweg 29, 1043 NX, Amsterdam, the Netherlands (pursuant to which the Company will continue as the surviving entity) (the Merger).

2.	This opinion is being delivered in connection with the filing of a registration statement on Form F-4 (the Registration Statement) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the Securities Act), relating to the registration of new ordinary shares in the capital of the Company to be issued in connection with the Merger.

Basis of Opinion

3.	In connection with the giving of this opinion, we have examined (i) the Common Draft Terms of Merger dated 4 May 2018, (ii) the Registration Statement, (iii) the Amended and Restated Deposit Agreement dated 1 August 2014 (and amended on 1 July 2015) between the Company, Citibank N.A. and the holders and beneficial owners of American Depositary Shares issued thereunder and (iv) the Amended and Restated Deposit Agreement dated 1 August 2014 (and amended on 1 July 2015) between RELX N.V., Citibank N.A. and the holders and beneficial owners of American Depositary Shares issued thereunder. Unless explicitly stated in this opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or RELX N.V. or any other corporate records of the Company or RELX N.V. and have not made any other inquiry concerning either of them.

4.	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Union law as it affects any jurisdiction other than England and Wales.

5.	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

6.	We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Common Draft Terms of Merger, Registration Statement or any other documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

7.	Further, we have assumed that the Merger will be effected in accordance with the Common Draft Terms of Merger and that the statements concerning the Merger set forth in the Common Draft Terms of Merger and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger.

Opinion

8.	Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the heading “Material U.K. Tax Considerations”.

Benefit of Opinion

9.	We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

10.	This opinion is addressed to you solely for your own benefit and for the purposes of the Registration Statement to be filed under the Securities Act and except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any purposes, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

Governing Law

11.	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours sincerely /s/ Freshfields Bruckhaus Deringer LLP Freshfields Bruckhaus Deringer LLP

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